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                                                Filed Pursuant to Rule 424(b)(3)
                                                          SEC File No. 333-45551

PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED FEBRUARY 10, 1998
AND PROSPECTUS SUPPLEMENT DATED APRIL 8, 1998


                             PRIME HOSPITALITY CORP.


                                  Common Stock

            --------------------------------------------------------

             The date of this Prospectus Supplement is June 24, 1998

            ---------------------------------------------------------

     The following information supplements the Prospectus dated February 10, 1998 of Prime Hospitality Corp., a Delaware corporation (the "Company"), as supplemented by the Prospectus Supplement dated April 8, 1998, relating to the offering of up to 3,637,832 presently outstanding shares (the "Shares") of Common Stock, par value $.01 per share (the "Common Stock") of the Company from time to time by certain stockholders (the "Selling Stockholders").

     The following information is substituted in place of the table of Selling Stockholders under "Selling Stockholders" to reflect the distributions of Shares by certain previously identified Selling Stockholders to their respective partners subsequent to February 10, 1998:

                                                                   No. of Shares
                                                                    Owned Prior
                                                                      to the
     Selling Stockholder                                             Offering
     -------------------                                             --------
Developer Extended Stay Partners, L.P. (1).......................     495,500
Robert A. Faith (2)..............................................     922,075
Harlan R. Crow (3)...............................................   1,448,883
Crow Hotel Realty Investors, L.P. (4)............................     970,568
Crow Family, Inc. (5)............................................   1,445,847
Greystar Capital Partners, L.P. (6)..............................      84,632
Greystar Holdings, Inc. (6)......................................         856
Clifford A. Breining (7).........................................         642
CFP Residential, L.P. (7)........................................      19,259
Patrick W. Dukes (7).............................................       1,603
E. Garth Erdossy (7).............................................       4,165


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                                                                   No. of Shares
                                                                    Owned Prior
                                                                      to the
     Selling Stockholder                                             Offering
     -------------------                                             --------
Robert M. Hutt (7)...............................................       1,923
Randy J. Pace (7)................................................       2,567
J. Ronald Terwilliger (7)........................................      19,270
Bruce C. Ward (7)................................................       7,663
Greystar Holdings, Inc. (8)......................................      17,347
JMI Investments ES 1996, Inc. (9)................................   1,050,018
JMI Realty (10)..................................................     129,044
John J. Moores (11)..............................................     338,286
John J. Moores Jr. Trust (11)....................................     155,430
Jennifer Ann Moores Trust (11)...................................     155,430
Rachel Erin Shulman Trust (11)...................................      13,816
Jason Brian Shulman Trust (11)...................................      13,816
Britton Lee Baas Trust (11)......................................      13,816
Seth Joseph Baas Trust (11)......................................      13,816
Roseanne Elaine Baas Trust (11)..................................      13,816
Christopher Nathan Baas Trust....................................      13,816
Melissa Kristen Moores Trust (11)................................      13,816
Charles E. Noell, III (11).......................................      13,816
Joel K. Oldham, IV (12)..........................................      19,621
Mark Thomas Spiegel (13).........................................      12,713
Greystar Capital Partners, L.P. (11).............................     276,320
Jeffery T. Roberts (11)..........................................      34,540
William B. Buchanan, Jr. (11)....................................       6,908
Greystar Partners L.P. (14)......................................     116,106
David J. Elwell (7)..............................................         428
David J. Hubbard (7).............................................       6,798
Brian K. Cranor (7)..............................................       1,605
James E. Thomas, Jr. (7).........................................       3,039
Leonard W. Wood Family LP (7)....................................       8,795
Joel S. Ehrenkranz (15)..........................................       6,600
Sanford B. Ehrenkranz (15).......................................       3,020
Roger A. Goldman (15)............................................       1,175
Hans Albrecht (15)...............................................      66,921
Courtland Associates (15)........................................     237,486
Leslie A. Brenner (15)...........................................         125
Laurence W. Cohen (15)...........................................       1,007
Rachel Covington (15)............................................         125
Amy G. Birmingham (15)...........................................         447



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                                                                   No. of Shares
                                                                    Owned Prior
                                                                      to the
     Selling Stockholder                                             Offering
     -------------------                                             --------
Clyde P. Holland, Jr. (7)........................................       2,814
Scott A. Matthews (7)............................................       1,069
Jennifer L. Moriarity (7)........................................         214
Donald W. White (7)..............................................         214
Douglas L. Daley (7).............................................         107
Michael Collins (7)..............................................         107
Douglas A. Hoeksema (7)..........................................       3,206

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(1)  Shares owned by Developer Extended Stay Partners, L.P. ("DESP LP") will be voted by its general partner, DESP General Partner, L.L.C., until such time as such shares are distributed by such partnership to its partners, TCR Extended Stay I Limited Partnership ("TCR") and Greystar Realty Services, L.P. ("Greystar Realty Services").

(2) Includes 18,203 shares owned by Greystar Holdings, Inc. ("GHI") of which Mr. Faith is the sole stockholder. Mr. Faith disclaims beneficial ownership of all such shares held by GHI. Includes 459,500 shares owned by DESP LP as to which Mr. Faith has shared voting power as a result of his indirect ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership. Mr. Faith disclaims beneficial ownership of all such shares beyond his percentage ownership therein. Also includes (i) 259,051 shares distributed by JMI/Greystar Extended Stay Partners, L.P. ("JMI/Greystar ESP") to JMI Investments ES 1996, Inc., as one of its limited partners ("JMI 1996"), and subsequently distributed by JMI 1996 to Mr. Faith, as one of its limited partners, and (ii) 103,335 shares distributed by JMI/Greystar Realty Partners L.P. ("JMI/Greystar Realty") to Greystar Partners, L.P. ("Greystar Partners"), as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Faith, as one of its limited partners. Also includes 81,986 shares of Prime Common Stock issuable pursuant to fully vested options granted under the Homegate Hospitality, Inc. 1996 Long-Term Incentive Plan (the "1996 Plan").

(3) Includes 15,779 shares owned by Crow Family, Inc., of which Mr. Crow is the sole director. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., as Crow Family, Inc. is the sole general partner of each such partnership. Also includes 459,500 shares owned by DESP LP, as to which Mr. Crow has shared voting power as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership and 3,036 fully vested options granted under the 1996 Plan to non-employee directors. Mr. Crow disclaims beneficial ownership of all shares other than the


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     shares subject to an option to acquire 3,036 shares of Prime's Common Stock granted under the 1996 Plan.

(4) Includes 910,633 shares distributed by CRI/ESH Partners, L.P. ("CRI/ESH") to Crow Hotel Realty Investors, L.P., as one of its limited partners.

(5) Includes 8,420 shares owned by Crow Family, Inc., as the general partner of ESH Partners, L.P. and 7,359 shares owned directly by Crow Family, Inc. Includes 970,568 shares owned by Crow Hotel Realty Investors, L.P., of which Crow Family, Inc. is the sole general partner. Also includes 459,500 shares owned by DESP LP as a result of Crow Family, Inc.'s ownership of a percentage interest in DESP General Partner, L.L.C., the sole general partner of such partnership.

(6) Consists of shares distributed by DESP LP to Greystar Realty Services to the holder, as a partner, and shares distributed by DESP LP to Greystar Realty Services, as one of its limited partners and subsequently distributed by Greystar Realty Services to the holder, as a partner.

(7) Consists of shares distributed by DESP LP to TCR, as one of its limited partners, and subsequently distributed by TCR to the holder, as a limited partner.

(8) Consists of (i) 13,816 shares distributed by JMI/Greystar ESP to GHI as its general partner, (ii) 2,370 shares distributed by JMI/Greystar Realty to GHI as its general partner, and (iii) 1,161 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to GHI, as its general partner.

(9) Consists of shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners. All such shares were subsequently distributed by JMI 1996 to its partners.

(10) Consists of (i) 10,569 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to JMI Realty, as one of its limited partners, and (ii) 118,475 shares distributed by JMI/Greystar Realty to JMI Realty, as one of its limited partners.

(11) Consists of shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed to the holder, as a limited partner.

(12) Consists of (i) 13,816 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to Mr. Oldham, as a limited partner, and (ii) 5,805 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Oldham, as a limited partner.


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(13) Consists of (i) 6,908 shares distributed by JMI/Greystar ESP to JMI 1996, as one of its limited partners, and subsequently distributed by JMI 1996 to Mr. Spiegel, as a limited partner, and (ii) 5,805 shares distributed by JMI/Greystar Realty to Greystar Partners, as one of its limited partners, and subsequently distributed by Greystar Partners to Mr. Spiegel, as a limited partner.

(14) Consists of shares distributed by JMI/Greystar Realty to Greystar Partners, as a limited partner. Greystar Partners subsequently distributed all such shares to its partners.

(15) Consists of shares distributed by CRI/ESH to the holder as a limited partner.